Exhibit 99.1

Cubist Pharmaceuticals Announces the Completion of Patient Enrollment in Cubicin’s Phase 3 Endocarditis/Bacteremia Trial

LEXINGTON, Mass.—(BUSINESS WIRE)—Nov. 9, 2004—Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), following consultation with the U.S. Food and Drug Administration (FDA), today announced that it has completed enrollment of patients in its international Phase 3 clinical trial of Cubicin(R) (daptomycin for injection) for the treatment of infective endocarditis and bacteremia caused by Staphylococcus aureus. The FDA had previously requested that Cubist amend the original protocol to include patients with left-sided endocarditis. Based on the challenges of enrolling these seriously ill patients, the FDA has agreed that the inclusion of these patients would not be a requirement for a possible expansion of the CUBICIN label to include right-sided endocarditis and/or complicated bacteremia due to S. aureus. As a result, with more than 230 patients enrolled in this trial at centers in the U.S. and Western Europe, Cubist has met its overall enrollment target.

Michael W. Bonney, President and CEO of Cubist commented, “This news confirms that we are well on our way to completing this precedent-setting study, which has the potential of obtaining a new indication for CUBICIN.” Cubist expects to conclude the trial with last patient/last visit in 2Q 2005 and anticipates releasing data in mid 2005.

Key points from the meeting with the FDA are highlighted below:

•      Further enrollment of patients with left-sided endocarditis is not required.

•      Data from this study, if positive, could support an expansion of the current label to include right-sided endocarditis and/or complicated bacteremia due to S. aureus.

•      The FDA indicated that it plans to review the data from the overall population, as well as from clinically relevant subpopulations, to support the additional indication.

As a result of its meeting with the FDA, Cubist today is notifying investigators involved in the trial that they should complete the enrollment of all patients in process, but not seek additional patients.

About Cubicin(R) (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only). CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.Cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that meet unmet medical needs. In the U.S., Cubist markets Cubicin(R) (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides. Cubist’s pipeline includes HepeX-B(TM), a monoclonal antibody biologic currently in the second of two Phase 2 trials to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules. Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s ability to manufacture CUBICIN on a commercial scale; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xi) Cubist’s ability to finance its operations. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and Cubicin are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

Additional information can be found at Cubist’s web site at www.cubist.com

CONTACT: Cubist Pharmaceuticals, Inc.

Michelle Faulkner, 781-860-8414

michelle.faulkner@cubist.com

SOURCE: Cubist Pharmaceuticals, Inc.